EXHIBIT 4.28

                         GUARANTEE FROM NICHOLAS JACKSON
                        IN FAVOR OF GOODISON PARK LIMITED

         THIS GUARANTEE ("Guarantee") is made and entered into as a deed this 4th day of April 2003, between Nicholas Jackson whose address is KFH Building, Liat Road, St. John's, Antigua, West Indies (the "Guarantor") and Goodison Park Limited ("Goodison"), whose address is Sea Meadow House, Blackburne Highway, P.O. Box 116, Town Road, Tortola, British Virgin Islands.

                                    RECITALS

         WHEREAS: The Guarantor is a director of World Gaming Plc ("World Gaming"), a United Kingdom Public Limited Company whose primary business is the licensing of its Internet gaming software.

         WHEREAS: Goodison proposes to enter into a Stock Acquisition Agreement with World Gaming on an even date herewith to acquire five million (5,000,000) ordinary shares of (pound)0.002 of the capital of World Gaming (the "Acquired Shares") for six hundred thousand U.S. dollars (US$600,000) (the "Stock Acquisition Agreement").

         WHEREAS: World Gaming also proposes to issue a Convertible Loan Note to Goodison on an even date herewith in respect of the loan by Goodison of nine hundred thousand U.S. dollars (US$900,000) to World Gaming (the "Convertible Loan Note").

                                    GUARANTEE

         In consideration of Goodison entering into the Stock Acquisition Agreement and agreeing to make the loan upon the terms of the Convertible Loan Note and assuming certain obligations thereunder, the parties agree to enter into this Guarantee as a deed, as follows:

                                  SECTION ONE:
                                    GUARANTEE

         A. The Guarantor hereby unconditionally and irrevocably guarantees to Goodison to procure the due and punctual performance and observance by World Gaming of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to the Stock Acquisition Agreement and to procure the due and punctual allotment and issue of ordinary shares of (pound)0.002 each in the capital of World Gaming, the registration of such shares and the execution and delivery of a share certificate to Goodison as may be required under or pursuant to the Convertible Loan Note (the "Guaranteed Obligations"). The liability of the Guarantor under this Section shall not be released or diminished by any variation of the terms of the Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance.

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         B. This Guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied. The parties hereto acknowledge that this Guarantee is in addition to and without prejudice to and not in substitution for any rights or security which Goodison may now or hereafter have or hold for the performance and observance of the Guaranteed Obligations.

                                  SECTION TWO:
                          APPOINTMENT OF PROCESS AGENT

        The Guarantor irrevocably appoints World Gaming at its registered office from time to time as its agent to accept service of process in England of any legal action or proceedings arising out of or in connection with this Guarantee, service upon whom shall be deemed completed whether or not forwarded to or received by the Guarantor (which appointment is hereby accepted by World Gaming by execution of this Guarantee.) If such process agent ceases to be able to act as such, the Guarantor irrevocably agrees to appoint a new process agent in England acceptable to Goodison and to deliver to Goodison within 14 days a copy of a written acceptance of appointment by the process agent. Nothing in this Guarantee shall affect the right to serve process in any other matter permitted by law.

                                 SECTION THREE:
                                  GOVERNING LAW

        This Guarantee shall be governed by, and construed in accordance with English law. For purposes of any action or proceeding involving any matter arising out of or relating to this Guarantee, each party hereby expressly and irrevocably consents and submits to the non-exclusive jurisdiction of the courts of England.

                                  SECTION FOUR:
                                  COUNTERPARTS

         This Guarantee may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Guarantee by executing any such counterpart.

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

         IN WITNESS WHEREOF, as evidenced by their signatures below, this Guarantee has been entered into as a deed on this the 4th day of April, 2003.


SIGNED AS A DEED BY:                    DATE:


___________________________
BY:  A. V. Collins, Director
and


____________________, Director
for and on behalf of
Goodison Park Limited
in the presence of:


___________________________
[Signature of Witness]

Name

Address

Occupation


___________________________
BY:  Nicholas Jackson
in the presence of:


___________________________
[Signature of Witness]

Name

Address

Occupation


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


___________________________
BY:  Nicholas Jackson, Director
and


___________________________
Clare Kamau Roberts, Director
for and on behalf of
World Gaming Plc
in the presence of:


___________________________
[Signature of Witness]

Name

Address

Occupation



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